Exhibit (n)

ARTISAN PARTNERS FUNDS, INC.

Multiple Class Plan Pursuant to Rule 18f-3

Introduction

This Multiple Class Plan (the “Plan”) was adopted by the Board of Directors of Artisan Partners Funds, Inc. (“Artisan Funds”) pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the “1940 Act”) and, with respect to ETF Shares (as defined below), in reliance on the Exemptive Order (as defined below). The purpose of the Plan is to specify the attributes of four classes of shares: Advisor Shares, Institutional Shares, Investor Shares, and ETF Shares (each a “Class,” and collectively, the “Classes”) offered by one or more series of Artisan Funds (each a “Fund,” and collectively, the “Funds”). The Funds covered by this Plan are listed on Schedule A hereto.

Features of the Classes

Shares of each Class of a Fund shall represent an equal pro rata interest in the Fund and generally shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that: (a) each Class shall have a different designation; (b) each Class may be offered to different types of investors and may have different minimum initial and subsequent investments, as may be set forth in a Fund’s prospectus and statement of additional information; (c) each Class of shares shall bear any Class Expenses, as that term is defined below (which will result in different returns, dividends and net asset values for the different Classes); (d) each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class; (e) each Class may have different exchange and/or conversion features; and (f) each Class may have different rights and obligations as set forth in the Exemptive Order.

Artisan Funds applied for and obtained an exemptive order from the Securities and Exchange Commission pursuant to Sections 6(c) and 17(b) of the 1940 Act for an exemption from certain provisions thereof and rules adopted thereunder (the “Exemptive Order”). The Exemptive Order was issued to Artisan Funds and Artisan Partners Limited Partnership on May 27, 2026 under file number 812-15995 and exempts the Funds from Sections 2(a)(32), 5(a)(1), 17(a)(1), 17(a)(2), 18(f)(1), 18(i), 22(d) and 22(e) of the 1940 Act and Rule 22c-1 thereunder so that each Fund may offer a class of exchange-traded shares that operates as an exchange-traded fund (an “ETF Class”) and one or more classes of shares that are not exchange-traded (each such class, a “Mutual Fund Class”). A Fund that offers an ETF Class and one or more Mutual Fund Classes in reliance on the Exemptive Order is referred to herein as a “Multi-Class ETF Fund”.

Institutional Shares are designed for institutional and other investors who are able to meet the minimum initial and subsequent minimum investments, subject to conditions and to waivers, as specified from time to time in a Fund’s prospectus or statement of additional information. Certain omnibus accounts will be permitted to purchase Institutional Shares under circumstances that will be specified from time to time in a Fund’s prospectus or statement of additional information.

Advisor Shares of the Fund are generally available for investment only by employee benefit plans, clients of financial advisors, clients of sponsored fee-based programs and other investors that meet the minimum investment requirements, as specified from time to time in a Fund’s prospectus or statement of additional information.

Investor Shares may be offered directly to individual investors by a Fund and/or through broker-dealers and financial institutions who hold such Investor Shares for the benefit of their customers, to institutions and businesses, employee benefit plans, individual retirement accounts and other investors not meeting the minimum investment requirements applicable to Institutional or Advisor Shares, as specified from time to time in a Fund’s prospectus or statement of additional information.

ETF Shares will be offered by certain Funds, at net asset value, only to authorized participants and in aggregations of such number of ETF Shares as the Board of Directors may from time to time authorize (a “Creation Unit”), usually in exchange for a basket of securities and/or an amount of cash. Transactions in Creation Units shall be subject to such creation and redemption fees, including standard and variable fees, as are described in the relevant prospectus and statement of additional information. To be eligible to place orders with the principal underwriter of an ETF Class and to create a Creation Unit, an entity must be: (i) a broker-dealer or other participant in the clearing process through the Continuous Net Settlement System of the National Securities Clearing Corporation or (ii) a Depository Trust Company participant broker, and must have executed an agreement with the principal underwriter of the ETF Class with respect to creations and redemptions of Creation Units. Additional eligibility requirements may be specified in a Fund’s registration statement relating to ETF Shares. Individual ETF Shares of a Fund are generally only available for purchase and sale in the secondary market (i.e., on a national securities exchange) through a broker or dealer at market prices. Other transactions in ETF Shares by other investors may be permitted if consistent with Rule 6c-11(a)(2) under the 1940 Act or if otherwise permitted by applicable law. ETF Shares may be subject to distribution and/or service plans pursuant to Rule 12b-1 under the 1940 Act if such plan(s) are adopted for ETF Shares by separate resolution or resolutions of the Board of Directors.

Allocation of Income and Expenses

Except as otherwise provided herein or under the Exemptive Order, income, realized and unrealized capital gains and losses, and any expenses of a Fund (other than Class Expenses, as defined below) shall be allocated to each Class of the Fund, as applicable, on the basis of the net asset value of that Class in relation to the net asset value of the Fund. Expenses subject to this allocation include, but are not limited to, expenses of Artisan Funds that are not attributable to any particular series of Artisan Funds (“Artisan Funds Expenses”) and are not attributable to a specific Class of shares of a Fund (“Fund Expenses”). Artisan Funds Expenses include, but are not limited to, fees and expenses of the Board of Directors (except as otherwise provided below), insurance costs, costs of Artisan Funds’ line of credit, membership costs relating to industry or trade associations, and certain legal fees and other expenses. Fund Expenses include, but are not limited to, fees and expenses relating to the custody of the assets of a Fund and investment advisory fees and other expenses relating to the management of a Fund’s assets.

Expenses attributable to a particular Class of shares of a Fund, including if the Class of Shares of a Fund receives services of a different kind or to a different degree than other classes, shall be allocated to such Class to the extent practicable. “Class Expenses” shall initially be: (a) printing and mailing expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class of shares; (b) Securities and Exchange Commission and state securities authority registration or other fees relating to sales of shares of a specific class; (c) the fees and expenses of any service provider to a Fund or Artisan Funds other than Artisan Partners, including the transfer agent(s), accounting agent, “blue sky” servicing agent, lawyers and independent public accountants, identified as being attributable to a specific class of shares; (d) exchange listing fees relating to a specific class of shares; and (e) specific expenses of any Rule 12b-1 plan(s) (if any); and (f) expenses incurred in connection with meetings of the Board of Directors or shareholders solely as a result of issues relating to a specific Class of shares.

In the event that a Class Expense is no longer reasonably allocable by Class or to a particular Class, it shall be treated as an Artisan Funds Expense or a Fund Expense, as appropriate, and in the event that an Artisan Funds Expense or a Fund Expense becomes allocable as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3, the Exemptive Order, the 1940 Act and the Internal Revenue Code of 1986, as amended and approval or ratification by the Board of Directors.

Waivers or Reimbursements of Expenses

Expenses of a specific Class or specific Classes of shares may be waived or reimbursed by Artisan Partners or any other provider of services to the Funds without the prior approval of the Board of Directors.

Dividends and Other Distributions

Dividends and other distributions paid by a Fund to the holders of each Class of shares (as set forth in a Fund’s prospectus), to the extent paid, will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid to the holders of a specific Class of shares may be different from those declared and paid to the holders of another Class because of Class Expenses, expense waivers or reimbursements and, with respect to ETF Shares, differences in dividend declaration and record dates as described in the Exemptive Order. The Classes of a Fund may declare dividends on different days, as described in a Fund’s prospectus for the relevant Class and consistent with the Exemptive Order, and when doing so and in those circumstances required by the Exemptive Order, an Allocation Ratio and Asset Adjustment, as specified in the Exemptive Order, will be used to allocate income, realized capital gains and losses, and unrealized appreciation and depreciation among the classes of a Fund.

Voting Rights

Each Class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other class.

Exchange Features

Subject to any limitations or restrictions from time to time set forth in the Exemptive Order or a Fund’s prospectus or statement of additional information, shareholders may exchange shares of one Class of a Fund for shares of the same Class offered by another Fund, provided in each circumstance that the shareholder meets the eligibility requirements of the Fund into which the shareholder seeks to exchange. Shareholders may also exchange shares of one Class of a Fund for a different Class of shares offered by the same Fund, provided in each circumstance that the shareholder meets the eligibility requirements and any minimum initial or subsequent investment requirements of the Class into which the shareholder seeks to exchange, which are described from time to time in a Fund’s prospectus or statement of additional information. The exchange privileges described herein may be exercised only in those states where the shares of the exchanged and acquired Funds may be legally sold.

Redemption Fee

Certain Funds may impose a redemption fee (the “Redemption Fee”) on redemptions of a Fund’s shares. The Redemption Fee may be charged in an amount of up to 2% of the net asset value of the shares redeemed. The Redemption Fee may be imposed on only certain types of redemptions, such as redemptions occurring within a certain time period of the acquisition of the relevant shares. Additional details relating to such Redemption Fees are set forth in a Fund’s prospectus or statement of additional information.

Board Review

The Board of Directors of Artisan Funds shall review this Plan as frequently as it deems necessary. With respect to each Multi-Class ETF Fund, the Board of Directors will periodically, but in no case less frequently than annually, find that the Plan continues to be in the best interests of each Mutual Fund Class and the ETF Class individually and of the Multi-Class ETF Fund as a whole. The evaluation of a Multi-Class ETF Fund structure by the Board of Directors under the terms and conditions of the Exemptive Order does not impact the evaluation by the Directors of a Fund that is not a Multi-Class ETF Fund and that is operating under Rule 18f-3 and this Plan.

Prior to any material amendment to the Plan, the Board of Directors, including a majority of the Directors who are not interested persons of Artisan Funds, shall find this Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund Expenses), is in the best interests of each Class of shares of each Fund individually and each Fund as a whole. In considering whether to approve any proposed amendment to the Plan, the Directors of Artisan Funds shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment.

Adopted April 27, 2000

Revised May 10, 2006

Revised August 3, 2006

Revised February 14, 2008

Revised May 10, 2011

Revised November 8, 2011

Revised February 14, 2012

Revised May 8, 2012

Revised February 11, 2014

Revised May 12, 2015

Revised August 11, 2015

Revised February 9, 2016

Revised May 10, 2016

Revised November 8, 2016

Revised February 15, 2018

Revised October 2, 2018

Revised November 13, 2019

Revised February 12, 2020

Revised May 28, 2020

Revised November 10, 2021

Revised February 17, 2022

Revised May 6, 2022

Revised November 12, 2026

SCHEDULE A

as of November 12, 2026

Fund	Advisor Shares	Institutional Shares	Investor Shares	ETF Shares
Artisan Developing World Fund	X	X	X
Artisan Emerging Markets Debt Opportunities Fund	X	X	X
Artisan Floating Rate Fund	X	X	X
Artisan Focus Fund	X	X	X	X
Artisan Global Discovery Fund	X	X	X
Artisan Global Equity Fund	X	X	X	X
Artisan Global Opportunities Fund	X	X	X
Artisan Global Unconstrained Fund	X	X	X
Artisan Global Value Fund	X	X	X
Artisan High Income Fund	X	X	X
Artisan International Fund	X	X	X
Artisan International Explorer Fund	X	X	—
Artisan International Small-Mid Fund	X	X	X
Artisan International Value Fund	X	X	X
Artisan Mid Cap Fund	X	X	X
Artisan Select Equity Fund	X	X	X	X
Artisan Small Cap Fund	X	X	X
Artisan Sustainable Emerging Markets Fund	X	X	X	X